FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

 and

MAKEFIELD CAPITAL MANAGEMENT, LLC

(FORMERLY MOSAIC CAPITAL MANAGEMENT, LLC)

      THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT  is made and entered into as of November 22, 2013, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Makefield Capital Management, LLC (formerly Mosaic Capital Management, LLC)., a Pennsylvania, limited liability company (the "Adviser") located at 7535 Windsor Drive, Suite A205, Allentown, PA 18195.

RECITALS:

     WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust and Mosaic Capital Management, LLC dated as of March 23, 2011 (the “Agreement”);

     WHEREAS, the Adviser subsequently changed its name from Mosaic Capital Management, LLC to Makefield Capital Management, LLC and the Mosaic Managed Futures Strategy Fund was renamed the Makefield Managed Futures Strategy Fund and the purpose of this Amendment is acknowledge and reflect the new name of the Adviser and the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

1.

The Agreement is hereby Amended to reflect the new name of the Adviser, Makefield Capital Management, LLC, and all references to Mosaic Capital Management, LLC shall be replaced with Makefield Capital Management, LLC.

2.

All references in the Agreement to “Mosaic Managed Futures Strategy Fund” shall be replaced with “Makefield Managed Futures Strategy Fund”.

3.  The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

4.  The Adviser hereby represents and confirms that there has not been any change in the ownership or management of the Adviser since the execution of the Agreement, nor any event or action that may constitute a change in “control,” as that term is defined in Section 2 of the Investment Company Act of 1940 ..

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/ Andew Rogers

Name: Andrew Rogers

Title:   President

MAKEFIELD CAPITAL MANAGEMENT, LLC

By: /s/ William P. Lynn

Name: William P. Lynn

Title: Chief Executive Officer